Exhibit 99.1

CUMULUS MEDIA INC.

Cumulus Reports Third Quarter 2011 Results

ATLANTA, GA – November 14, 2011: Cumulus Media Inc. (NASDAQ: CMLS) (the “Company,” “we,” “us,” or “our”) today reported financial results for the three and nine months ended September 30, 2011.

Lew Dickey, Chairman & CEO stated, “In third quarter, we closed two major acquisitions for a total of $3.1 billion. Acquiring both CMP and Citadel was truly transformative for our company. We now own and operate approximately 570 stations in 120 cities in addition to a fully-distributed content network serving over 4500 affiliates nationwide. The attendant financings associated with these transactions enabled us to accretively increase our equity capital base six-fold while extending the maturities of our credit agreements. We now have a true national platform with a large and liquid market capitalization and a flexible, covenant-light debt complex that is designed to optimize free cash flow and de-risk the equity. Our team is making excellent progress on the Citadel integration and is energized by the upside potential of our newly transformed platform.”

Financial highlights are as follows (in thousands, except per share data and percentages) (footnotes follow):

	Three Months Ended September 30,		% Change	Nine Months Ended September 30,		% Change
	2011	2010		2011	2010
Pro Forma (1)
Net revenues	$297,005	$302,707	-1.9%	$851,310	$873,223	-2.5%
Adjusted EBITDA (2) (3)	$98,392	$107,366	-8.4%	$280,039	$300,195	-6.7%

Free cash flow (4)	$43,410	$57,386	-24.4%	$126,531	$153,099	-17.4%
Free cash flow per common share (4)	$0.59	$1.42	-58.5%	$2.39	$3.80	-37.1%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Actual
Net revenues	$132,303	$67,455	$259,340	$193,552
Adjusted EBITDA (2) (5)	$10,732	$22,845	$44,973	$59,914
Net income (5)	$59,538	$9,731	$76,998	$21,891

Income per common share:
Basic income per common share	$0.64	$0.23	$1.27	$0.52
Diluted income per common share	$0.60	$0.23	$1.21	$0.51

Free cash flow (4)	$(15,678)	$14,915	$306	$36,320
Free cash flow per common share (4)	$(0.21)	$0.37	$0.01	$0.90

Three Months Ended September 30, 2011 Compared to Three Months Ended September 30, 2010

Net Revenues

Excluding the impact of net revenues as a result of the CMP Acquisition and the Citadel Acquisition (both defined below), net revenues decreased $0.5 million, or 0.6%, to $67.0 million for the three months ended September 30, 2011 from $67.5 million for the three months ended September 30, 2010. This decrease was primarily attributable to reduced political advertising of $1.2 million and a decrease in management fee income of $0.7 million, partially offset by an increase in core revenues.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees

Excluding the impact of direct operating expenses as a result of the CMP Acquisition and the Citadel Acquisition, direct operating expenses for the three months ended September 30, 2011 decreased $2.2 million, or 5.3%, to $38.3 million, from $40.5 million for the three months ended September 30, 2010. This decrease was primarily due to decreases in fixed sales expenses and other operating costs.

Corporate, General and Administrative Expenses, Including Non-cash Stock-based Compensation Expenses

Corporate, general and administrative expenses, including non-cash stock-based compensation expenses, for the three months ended September 30, 2011, increased $40.0 million, or 854.1%, to $44.7 million, from $4.7 million for the three months ended September 30, 2010. This increase was primarily due to an increase of $38.3 million in one-time costs associated with the CMP Acquisition and the Citadel Acquisition, including additional stock-based compensation expenses of $1.0 million and $0.8 million in corporate salaries, as well as related expenses and an increase of $0.2 million in legal and other professional fees, which were partially offset by a decrease of $0.4 million in remaining overall corporate expenses.

Interest Expense, net

Total interest expense, net of interest income, for the three months ended September 30, 2011 increased $11.9 million, or 157.1%, to $19.5 million compared to $7.6 million for the three months ended September 30, 2010. Interest expense associated with outstanding debt increased by $13.5 million to $19.9 million as compared to $6.4 million in the prior year’s period. Interest expense increased as a result of a higher average amount of indebtedness outstanding, as a result of the completion of the CMP Acquisition and the Citadel Acquisition, and the related Global Refinancing, in the third quarter of 2011.

Capital Expenditures

Capital expenditures for the three months ended September 30, 2011 totaled $1.4 million.

Nine Months Ended September 30, 2011 Compared to Nine Months Ended September 30, 2010

Net Revenues

Excluding the impact of net revenues as a result of the CMP Acquisition and the Citadel Acquisition, net revenues increased $0.5 million, or 0.3%, to $194.1 million compared to $193.6 million for the nine months ended September 30, 2010. This was primarily due to increased core advertising sales that were partially offset by reduced political advertising of $1.8 million following the 2010 mid-term elections.

Direct Operating Expenses, Excluding Depreciation, Amortization and LMA Fees

Excluding the impact of direct operating expenses as a result of the CMP Acquisition and the Citadel Acquisition, direct operating expenses, excluding depreciation and amortization for the nine months ended September 30, 2011 decreased $5.8 million, or 4.8%, to $115.0 million, compared to $120.8 million for the nine months ended September 30, 2010. This decrease was primarily due to a reduction in fixed sales expenses resulting from the restructuring of a major vendor contract in December 2010.

Corporate, General and Administrative Expenses, Including Non-cash Stock-based Compensation Expenses

Corporate, general and administrative expenses, including non-cash stock-based compensation expenses, for the nine months ended September 30, 2011, increased $48.2 million, or 348.9%, to $62.1 million, compared to $13.8 million for the nine months ended September 30, 2010. This increase was due to $43.7 million in costs associated with the CMP Acquisition and the Citadel Acquisition, $0.5 million in legal and other professional fees, $1.7 million in corporate salaries and related expenses and $1.8 million in non-cash stock-based compensation expenses, and a $0.6 million increase in various other expenses.

Interest Expense, net

Total interest expense, net of interest income, for the nine months ended September 30, 2011 increased $11.3 million, or 47.5%, to $35.0 million compared to $23.7 million for the nine months ended September 30, 2010. Interest expense associated with outstanding debt increased by $14.8 million to $34.7 million as compared to $19.9 million in the prior year’s period. Interest expense increased as a result of a higher average amount of indebtedness outstanding, as a result of the repayment of existing term loan borrowings and subsequent issuance of longer term, fixed rate financing in the second quarter of 2011 and the completion of the CMP Acquisition and the Citadel Acquisition, and the related Global Refinancing, in the third quarter of 2011.

Capital Expenditures

Capital expenditures for the nine months ended September 30, 2011 totaled $2.9 million.

Acquisition of Cumulus Media Partners, LLC

On August 1, 2011, we completed the previously announced acquisition of the remaining 75.0% of the equity interests of Cumulus Media Partners, LLC (“CMP”) that we did not already own (the “CMP Acquisition”). In connection with this acquisition, we issued 9.9 million shares of our common stock to affiliates of the three private equity firms that had collectively owned 75.0% of CMP — Bain Capital Partners, LLC (“Bain”), The Blackstone Group L.P. (“Blackstone”) and Thomas H. Lee Partners, L.P. (“THL”). Blackstone received 3.3 million shares of our Class A common stock and, in accordance with Federal Communications Commission broadcast ownership rules, Bain and THL each received 3.3 million shares of a class of our common stock, which has been converted to our Class B non-voting common stock. We have owned the remaining 25.0% of CMP’s equity interests since we, together with Bain, Blackstone and THL, formed CMP in 2005. Pursuant to a management agreement, we had been operating CMP’s business since 2006. This management agreement was terminated in connection with the completion of the CMP Acquisition. Also in connection with the CMP Acquisition, outstanding warrants to purchase shares of common stock of a subsidiary of CMP were amended to instead become exercisable for up to 8.3 million shares of our common stock.

For the three and nine months ended September 30, 2011, we recorded $0.3 million and $2.3 million, respectively, in management fees from CMP through the date of the CMP Acquisition, and for the three and nine months ended September 30, 2010, we recorded management fees of $1.0 million and $3.0 million, respectively.

Acquisition of Citadel Broadcasting Corporation

On September 16, 2011, we completed the previously announced acquisition of Citadel Broadcasting Corporation (“Citadel”) (the “Citadel Acquisition”). We paid approximately $1.4 billion in cash and issued approximately 22.5 million shares of our Class A common stock and warrants to purchase approximately 47.7 million shares of our common stock to Citadel securityholders in connection with the Citadel Acquisition. Up to an additional 0.9 million shares of the Company’s common stock (which may include warrants to purchase common stock) may be issuable in the future to certain employees of Citadel in connection with the vesting, from time to time, of certain restricted stock awards.

In connection with the closing of the Citadel Acquisition, we repaid certain of our outstanding indebtedness, as well as that of certain of our wholly-owned subsidiaries and of Citadel, in the aggregate amount of approximately $1.4 billion. This refinancing, and the cash portion of the purchase price paid in the Citadel Acquisition, were funded with (i) $1.325 billion in borrowings under a new first lien term loan, $200.0 million in borrowings under a new first lien revolving credit facility and $790.0 million in borrowings under a new second lien term loan, and (ii) proceeds from the sale of $475.0 million of our common stock, preferred stock and warrants to purchase common stock to certain investors in a private placement exempt from the registration requirements under the Securities Act of 1933. The $610.0 million of 7.75% senior notes due 2019 issued by us in May 2011 remain outstanding.

Also on September 16, 2011 and in connection with the Citadel Acquisition, the Company issued and sold 51.8 million shares of Class A common stock and warrants to purchase 7.8 million shares of Class A common stock to Crestview, 125,000 shares of Series A preferred stock to Macquarie, and 4.7 million shares of Class A common stock and immediately exercisable warrants to purchase 24.1 million shares of Class A common stock to UBS and certain other entities.

Earnings Call Information

Cumulus Media Inc. will host a teleconference today at 4:30 PM EST to discuss third quarter results, including the acquisitions of Citadel and of CMP. The conference call dial-in number for domestic callers is 877-830-7699. International callers should dial 660-422-3366 for conference call access. Please call five to ten minutes in advance to ensure that you are connected prior to the presentation. The call also may be accessed via webcast at www.cumulus.com.

Immediately after completion of the call, a replay can be accessed until 11:59 PM EST, December 13, 2011. Domestic callers can access the replay by dialing 855-859-2056, replay code 26058790#. International callers should dial 404-537-3406 for conference replay access.

About Cumulus Media Inc.

Cumulus Media Inc. is the largest pure-play radio broadcast company in the United States based on station count, controlling approximately 570 radio stations in 120 U.S. media markets. The Company’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus shares are traded on NASDAQ under the symbol CMLS.

For further information, please contact:

Cumulus Media Inc.

J.P. Hannan

Senior Vice President, Treasurer, & Chief Financial Officer

404-260-6600

jp.hannan@cumulus.com

Footnotes to Financial Highlights Table

The following are footnotes to the Financial Highlights table:

(1)	References to “pro forma” in this press release give effect to the completion of the acquisitions by the Company of each of CMP and Citadel and include the results of operations for each of the Company, Citadel and CMP for all periods presented. For additional information about the pro forma financial information presented herein, including the material assumptions related thereto, see “Supplemental Pro Forma Financial Information.”
(2)	Adjusted EBITDA is not a financial measure calculated or presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). For additional information, see “Non-GAAP Financial Measures and Definitions” and “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures.”
(3)	Excludes acquisition-related costs of $79.7 million and $93.8 million for the three and nine months ended September 30, 2011, respectively, including $20.0 million in each period incurred by Citadel due to the acceleration of vesting of certain outstanding equity awards in connection with our acquisition of Citadel.
(4)	Free Cash Flow is not a financial measure calculated or presented in accordance with GAAP. For additional information, see “Non-GAAP Financial Measures and Definitions” And “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures.”
(5)	Includes acquisition-related costs of $38.3 million and $43.7 million for the three and nine months ended September 30, 2011, respectively.

Non-GAAP Financial Measures and Definitions

The Company utilizes certain financial measures that are not prepared or calculated in accordance with GAAP to assess its financial performance and profitability. The non-GAAP financial measures used in this release are Adjusted EBITDA and free cash flow. Please see the attached tables for a qualitative reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

Adjusted EBITDA

We define Adjusted EBITDA as operating income before LMA fees, depreciation and amortization, non-cash stock-based compensation expense, gain or loss on exchange of assets or stations, and any realized gain or loss on derivative instruments.

Adjusted EBITDA is the financial metric utilized by management to analyze the cash flow generated by the Company’s business. This measure isolates the amount of income generated by its radio stations after the incurrence of corporate general and administrative expenses. Management uses this measure to determine the contribution of the Company’s radio station portfolio, including the corporate resources employed to manage the portfolio, to the funding of its other operating expenses and to the funding of debt service and acquisitions.

In deriving this measure, management removes the non-cash impact of our asset base by excluding depreciation and amortization. Management excludes non-cash stock-based compensation expense from the measure as it does not represent cash payments for activities related to operations. The Company’s credit agreement contains a material covenant regarding Adjusted EBITDA, the definition of which excludes LMA fees, which represent a cash payment made by the Company and as a result, we exclude these fees from Adjusted EBITDA. Management excludes any gain on the exchange of assets or radio stations as it does not represent a cash transaction. Management also excludes any realized gain or loss on derivative instruments as it does not represent a cash transaction nor is it associated with our operations. Management excludes impairment of goodwill and intangible assets as it does not require a cash outlay. Management believes that Adjusted EBITDA, although not a measure that is calculated in accordance with GAAP, nevertheless is commonly employed by the investment community as a measure for determining the market value of a radio company. Management has also observed that Adjusted EBITDA is routinely employed to evaluate and negotiate the potential purchase price for radio broadcasting companies. Given the relevance to the overall value of the Company, management believes that investors consider the metric to be extremely useful.

Adjusted EBITDA should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP.

A quantitative reconciliation of Adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Free Cash Flow

Free cash flow is also utilized by management to analyze the cash generated by our business. Free cash flow measures the amount of income generated each period that could be used to fund acquisitions or other growth opportunities or for reinvestment in the business, after funding station and corporate, general and administrative expenses (excluding transaction costs), debt service, income taxes, and capital expenditures.

We define free cash flow as operating income (loss) before non-cash stock-based compensation expense, depreciation and amortization, gain or loss on the exchange of assets or stations, realized gain or loss on derivative instruments, net interest expense (excluding any non-cash charges or credits for changes in values of swaps, amortization of swap arrangements and amortization of debt issuance costs), income taxes paid and capital expenditures.

Management excludes depreciation and amortization, any gain or loss on the exchange of assets or radio stations, any realized gain or loss on derivative instruments and other non-cash expenses, including stock-based compensation, as they do not represent cash transactions. Management deducts payments for debt service, income taxes and capital expenditures since these represent amounts that are consistently necessary for the continuing operations of the Company in order to arrive at free cash flow available for growth opportunities or reinvestment in the Company’s business.

Management believes that free cash flow, although not a measure that is prepared or calculated in accordance with GAAP, is commonly employed by the investment community to evaluate a company’s ability to pay down debt, pay dividends, repurchase stock and/or facilitate the further growth of a company through acquisition or internal development. Management further believes that free cash flow is also utilized by investors as a measure in determining the market value of a radio company.

Free cash flow should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP. In addition, because free cash flow is not calculated or presented in accordance with GAAP, it may not be calculated or presented comparably to similarly titled measures used by other companies, and thus comparability may be limited. A quantitative reconciliation of free cash flow to operating (loss) income calculated in accordance with GAAP is provided under “Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures” below.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking” statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Such statements are statements other than historical fact, and relate to our intent, belief or current expectations primarily with respect to our future operating, financial and strategic performance. Any such forward-looking statements are not guarantees of future performance and may involve risks and uncertainties. Actual results may differ from those contained in or implied by the forward-looking statements as a result of various factors, including, but not limited to, risks and uncertainties relating to the need for additional funds to execute our business strategy, our inability to renew one or more of our broadcast licenses, changes in interest rates, the timing, costs and synergies resulting from the integration of any completed acquisitions, our ability to eliminate certain costs, our ability to manage rapid growth, the popularity of radio as a broadcasting and advertising medium, changing consumer tastes, the impact of general economic conditions in the United States or in specific markets in which we currently do business, industry conditions, including existing competition and future competitive technologies and cancellation, disruptions or postponements of advertising schedules in response to national or world events, our ability to generate revenue from new sources, including technology-based initiatives, significant changes from the preliminary to the final allocation of the purchase price of the assets and liabilities of acquired companies and other risk factors described from time to time in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2010 and our Form 8-K filed on April 25, 2011. Many of these risks and uncertainties are beyond our control, and the unexpected occurrence or failure to occur of any such events or matters could significantly alter our actual results of operations or financial condition. Cumulus Media Inc. assumes no responsibility to update the forward-looking statement contained in the release as a result of new information, future events or otherwise.

CUMULUS MEDIA INC.

Condensed Consolidated Statements of Operations

(Dollars in thousands, except per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Net revenues	$132,303	$67,455	259,340	$193,552

Operating expenses:
Direct operating expenses (excluding depreciation, amortization and LMA fees)	77,873	40,486	154,586	120,829
Depreciation and amortization	11,219	2,222	15,231	7,130
LMA fees	530	607	1,670	1,500
Corporate, general and administrative expenses (including non-cash stock-based compensation expenses of $956, $556, $2,143, and $1,015, respectively)	44,654	4,680	61,924	13,824
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	1,436	746	2,681	1,810

Total operating expenses	135,712	48,741	220,814	145,093

Operating (loss) income	(3,409)	18,714	38,526	48,459

Non-operating (expense) income:
Interest expense, net	(19,503)	(7,586)	(34,999)	(23,728)
Loss on early extinguishment of debt	—	—	(4,366)	—
Other income (expense), net	181	(6)	87	(87)
Gain on equity investment in Cumulus Media Partners, LLC	11,636	—	11,636	—

Total non-operating expense, net	(7,686)	(7,592)	(27,642)	(23,815)

(Loss) income before income taxes	(11,095)	11,122	10,884	24,644
Income tax benefit (expense)	70,633	(1,391)	66,114	(2,753)

Net income	$59,538	$9,731	$76,998	$21,891

Basic and diluted income per common share:
Basic income per common share	$0.64	$0.23	$1.27	$0.52

Diluted income per common share	$0.60	$0.23	$1.21	$0.51

Weighted average basic common shares outstanding	73,918,849	40,371,659	53,006,530	40,322,079

Weighted average diluted common shares outstanding	80,364,347	41,466,480	55,741,773	41,241,895

Supplemental Unaudited Pro Forma Financial Information

The following supplemental unaudited pro forma financial information is based on our historical financial statements and the historical financial statements of each of CMP and Citadel. The following supplemental unaudited pro forma financial information is intended to provide you with information about how each of the CMP Acquisition and the Citadel Acquisition, and our previously disclosed and related refinancing transactions, might have affected our historical consolidated financial statements if such transactions had closed as of January 1, 2010.

Each of the CMP Acquisition and the Citadel Acquisition has been accounted for as a business combination using the acquisition method of accounting and, accordingly, resulted in the recognition of assets acquired and liabilities assumed at fair value. However, as of the date hereof, we have completed only preliminary allocations of fair value to the assets acquired and the liabilities assumed. Final allocations of fair value may differ materially from these preliminary allocations.

In connection with its reorganization pursuant to the Chapter 11 of Title 11 of the U.S. Bankruptcy Code, Citadel adopted fresh-start reporting as of June 1, 2010 (the “Fresh-Start Date”) in accordance with accounting guidance on reorganizations. Citadel’s financial results included herein for the nine months ended September 30, 2010 include the results of both the “Predecessor” entity prior to the Fresh-Start Date and the “Successor” entity from and after such date. The combined operating results of Citadel including the Successor and Predecessor entities are not necessarily indicative of the results that may be expected for a full fiscal year. Combined financial information for both the Predecessor and Successor entities for the nine months ended September 30, 2010 is not prepared in accordance with GAAP. However, we believe that the combined financial results are useful to aid in an assessment of ongoing financial and operational performance and trends.

The supplemental unaudited pro forma financial information below is based upon currently available information and estimates and assumptions that we believe are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change, and the estimates and assumptions may not be representative of facts existing at any future date.

The supplemental unaudited pro forma financial information is presented for illustrative and informational purposes only and is not intended to represent or be indicative of what our results of operations would have been had the transactions described above occurred on the date indicated. The supplemental unaudited pro forma financial information should be read in connection with the historical financial statements and related footnotes of each of the Company, CMP and Citadel, and also should not be considered representative of our future results of operations. For additional information, see “Forward-Looking Statements” above, including the risk factors referred to therein.

CUMULUS MEDIA INC.

Pro Forma Condensed Consolidated Statements of Operations

(Dollars in thousands)

(Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2011		2010		2011		2010
Net revenues	$297,005	(A)	$302,707	(A)	$851,310	(A)	$873,223	(A)

Operating expenses:
Direct operating expenses (excluding depreciation and amortization and including LMA fees)	186,982		186,398		539,727		547,872
Depreciation and amortization	30,058	(B)	33,728	(B)	89,629	(B)	102,212	(B)
Corporate, general and administrative expenses (excluding non-cash stock-based compensation expenses)	12,161	(A)	9,550	(A)	33,214	(A)	19,441	(A)
Loss (gain) on exchange of assets or stations	394		17		(14,477)		878
Realized loss on derivative instrument	1,436		746		2,681		1,810
Non-cash stock-based compensation expense	9,606	(C)	6,614		35,617	(C)	9,061
Other operating expenses	—		—		—		7,215

Total operating expenses	240,637	(D)	237,053		686,391	(D)	688,489

Operating income	56,368		65,654		164,919		184,734

Non-operating (expense) income:
Interest expense, net	(51,147	) (E)	(51,994	) (E)	(152,943	) (E)	(153,519	) (E)
Loss on early extinguishment of debt	—		—		(4,366)		—
Other income (expense), net	212		(6)		(961)		(3,207)

Total non-operating expense, net	(50,935	) (F)	(52,000)		(158,270	) (F)	(156,726	) (G)

Income before income taxes	5,433		13,654		6,649		28,008
Income tax expense	(20,102	) (H)	(7,133	) (H)	(16,836	) (H)	(36,854	) (H)

Net (loss) income	$(14,669)		$6,521		$(10,187)		$(8,846)

Footnotes to Supplemental Unaudited Pro Forma Financial Information

(A)	Termination of the CMP Management Agreement. Prior to the completion of the CMP Acquisition, Cumulus managed CMP’s business pursuant to a management agreement (the “CMP Management Agreement”). Under the terms of the CMP Management Agreement, CMP was required to pay to Cumulus the greater of $4.0 million or 4% of the adjusted EBITDA on an annual basis of certain of CMP’s subsidiaries. Such amounts have been eliminated from net revenues and corporate general and administrative expenses in the accompanying pro forma condensed consolidated statements of operations. For the three and nine months ended September 30, 2011, $0.3 million and $2.3 million, respectively, was eliminated, and for the three and nine months ended September 30, 2010, $1.0 million and $3.0 million, respectively, was eliminated.
(B)	Adjustments related to acquisition method of accounting. Depreciation and amortization expense has been adjusted to reflect the effects of the preliminary valuation of property and equipment and definite-lived intangible assets resulting from the application of the acquisition method of accounting to the CMP Acquisition and the Citadel Acquisition.
(C)	Acquisition-related non-cash stock-based compensation expenses. Reflects the elimination of non-cash stock-based compensation expenses of $20.0 million incurred by Citadel in the three and nine months ended September 30, 2011 due to the acceleration of vesting of certain outstanding equity awards resulting from the completion of the Citadel Acquisition.
(D)	Acquisition-related costs. Reflects the elimination of non-recurring transaction-related costs incurred by each of Cumulus, CMP and Citadel in the three and nine month periods ended September 30, 2011. Included in Citadel’s historical amounts were transaction-related costs incurred prior to September 16, 2011 in the aggregate amount of $20.4 million and $28.4 million during the three and nine months ended September 30, 2011, respectively, and $16.2 million of transaction-related corporate general and administrative expenses (primarily termination-related compensation expenses) incurred subsequent to September 16, 2011 in each of the three and nine months ended September 30, 2011. Also reflects the elimination of acquisition-related expenses of $23.1 million and $29.2 million incurred by Cumulus and CMP during the three and nine months ended September 30, 2011.
(E)	Interest expense. Reflects outstanding borrowings assuming completion of the Global Refinancing (defined below). As a part of its previously announced global refinancing (the “Global Refinancing”), in May 2011, Cumulus issued $610.0 million aggregate principal amount of 7.75% senior notes due 2019, the proceeds of which were used to, among other things, repay amounts outstanding under Cumulus’ then-existing term loan facility. Also, as part of the Global Refinancing and in connection with the completion of the Citadel Acquisition, on September 16, 2011, the Company obtained financing in the amount of $2.9 billion, which was used in part for the repayment of certain outstanding indebtedness of each of Cumulus, CMP and Citadel.
(F)	Gain on equity investment. Cumulus Media recognized a gain of $11.6 million, representing the adjustment to fair value of its previously held equity interest in CMP at the time of the CMP Acquisition, and this amount has been excluded from the accompanying pro forma condensed consolidated statements of operations for both the three and nine months ended September 30, 2011.
(G)	Reorganization items. The following, which were a direct result of Citadel’s emergence from bankruptcy pursuant to Chapter 11 of Title 11 of the U.S. Bankruptcy Code, were eliminated from the accompanying pro forma statement of operations for the nine months ended September 30, 2010:

Gain on extinguishment of debt	$(139,813)
Revaluation of assets and liabilities	(921,801)
Supplemental executive retirement plan	10,510
Professional fees	31,666
Rejected executory contracts	5,361

$(1,014,077)

(H)	Income tax effect of pro forma adjustments. Adjustments to reflect the income tax impacts resulting from the pro forma adjustments to the accompanying pro forma condensed consolidated statements of operations were based on an estimated combined federal and state statutory income tax rate of 38.0%. Included in each of the three and nine months ended September 30, 2011 is also an adjustment to income tax expense in the amount of $71.2 million to reverse the effect of releasing the valuation allowance against the Company’s deferred tax assets at the time of the Citadel Acquisition. In addition, the adjustment for the nine months ended September 30, 2010 does not include any amount related to the adjustment for the reorganization gain recognized by Citadel (see Note G) since no income tax expense was recognized on this amount in Citadel’s historical financial statements.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable GAAP Measures

The following tables reconcile net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to Adjusted EBITDA on both an actual and a pro forma basis for the three and nine months ended September 30, 2011 and 2010 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Actual
Net income	$59,538	$9,731	$76,998	$21,891

Income tax (benefit) expense	(70,633)	1,391	(66,114)	2,753
Non-operating expenses, including net interest expense	7,686	7,592	27,642	23,815
LMA fees	530	607	1,670	1,500
Depreciation and amortization	11,219	2,222	15,231	7,130
Non-cash stock-based compensation expense	956	556	2,143	1,015
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	1,436	746	2,681	1,810

Adjusted EBITDA	$10,732	$22,845	$44,973	$59,914

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Pro Forma
Net (loss) income	$(14,669)	$6,521	$(10,187)	$(8,846)

Income tax expense	20,102	7,133	16,836	36,854
Non-operating expenses, including net interest expense	50,935	52,000	158,270	156,726
LMA fees	530	607	1,670	1,500
Depreciation and amortization	30,058	33,728	89,629	102,212
Non-cash stock-based compensation expense	9,606	6,614	35,617	9,061
Loss (gain) on exchange of assets or stations	394	17	(14,477)	878
Realized loss on derivative instrument	1,436	746	2,681	1,810

Adjusted EBITDA	$98,392	$107,366	$280,039	$300,195

The following tables reconcile operating (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, to free cash flow on both an actual and a pro forma basis for the three and nine months ended September 30, 2011 and 2010 (dollars in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Actual
Operating (loss) income	$(3,409)	$18,714	$38,526	$48,459
Add:
Non-cash expenses, including stock-based compensation	956	556	2,143	1,015
Depreciation and amortization	11,219	2,222	15,231	7,130
Gain on exchange of assets or stations	—	—	(15,278)	—
Realized loss on derivative instrument	1,436	746	2,681	1,810

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(19,503)	(6,918)	(34,971)	(20,933)
Income taxes paid	(4,997)	—	(5,141)	(259)
Capital expenditures	(1,380)	(405)	(2,885)	(902)

Free cash flow	$(15,678)	$14,915	$306	$36,320

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Pro Forma
Operating income	$56,368	$65,654	$164,919	$184,734
Add:
Non-cash expenses, including stock-based compensation	9,606	6,614	35,617	9,061
Depreciation and amortization	30,058	33,728	89,629	102,212
Loss (gain) on exchange of assets or stations	394	17	(14,477)	878
Realized loss on derivative instrument	1,436	746	2,681	1,810

Less:
Interest expense, net of interest income, excluding non-cash charge/credit for change in value of swap arrangements and amortization of debt issuance costs	(48,075)	(48,968)	(143,812)	(144,435)
Income taxes paid	(4,997)	—	(5,141)	(259)
Capital expenditures	(1,380)	(405)	(2,885)	(902)

Free cash flow	$43,410	$57,386	$126,531	$153,099